Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.

Registration Statement (Form S-8 No. 333-230725) pertaining to NGM Biopharmaceuticals, Inc. Amended and Restated 2018 Equity Incentive Plan and NGM Biopharmaceuticals, Inc. 2019 Employee Stock Purchase Plan;

2.	Registration Statement (Form S-8 No. 333-237243) pertaining to NGM Biopharmaceuticals, Inc. Amended and Restated 2018 Equity Incentive Plan; and
3.	Registration Statement (Form S-3 No. 333-238991) and related prospectus and prospectus supplements of NGM Biopharmaceuticals, Inc.;

of our report dated March 15, 2021, with respect to the consolidated financial statements of NGM Biopharmaceuticals, Inc., included in this Annual Report (Form 10-K) of NGM Biopharmaceuticals, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Redwood City, California

March 15, 2021